Exhibit 10.4

AMENDMENT TO
CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT is made effective February 9, 2015, by and between SurModics, Inc. (the “Company”) and Joseph J. Stich (“Executive”).

WHEREAS, Company and Executive previously entered into that certain Change of Control Agreement dated as of February 9, 2012 (the “Agreement”);

WHEREAS, Company and Executive desire to amend the Agreement to extend the term of the Agreement.

NOW, THEREFORE, Company and Executive, intending to be legally bound, agree as follows:

1.           Section 1 of the Agreement is hereby amended and restated as follows:

1.           Term of Agreement.  Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until the twelve-month anniversary of the date on which a Change of Control occurs.  Notwithstanding the foregoing, if at any time during the term of this Agreement and prior to a Change of Control, Executive’s employment with the Company terminates for any reason or no reason, or if Executive no longer serves as an executive officer of the Company, this Agreement shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Agreement.  Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

2.           Except as expressly amended and restated herein, the Agreement, as previously and hereby amended, remains in full force and effect.  All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement.

IN WITNESS WHEREOF, Company and Executive have executed this Amendment to Change of Control Agreement effective as of the date set forth in the first paragraph.

SurModics, Inc.

By	/s/ Bryan K. Phillips
	Its:	SVP, Legal and Human Resources

/s/ Joseph J. Stich